Exhibit 99.1

news release

Enbridge Energy Partners Announces Offering of Class A Common Units

HOUSTON, November 9, 2010 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today it has commenced, subject to market conditions, an underwritten public offering of approximately 5 million of its Class A Common Units representing limited partner interests. The Partnership is expected to grant the underwriters a 30-day option to purchase up to an additional 750,000 units to cover overallotments, if any. The Partnership expects to use the net proceeds from this offering, including the proceeds from any exercise of the overallotment option, to repay a portion of its outstanding commercial paper and any credit facility borrowings that were used to finance a portion of its acquisition of the entities that comprise the Elk City Gathering and Processing System and to fund a portion of its capital expansion projects.

Morgan Stanley, BofA Merrill Lynch, J.P. Morgan, RBC Capital Markets, UBS Investment Bank, and Wells Fargo Securities are joint book-running managers for the offering. This offering is made pursuant to an effective shelf registration statement and prospectus filed by the Partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein, nor shall there be any sale of these common units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Morgan Stanley	BofA Merrill Lynch	J.P. Morgan
Attn: Prospectus Dept.	Attn: Prospectus Dept.	Attn: Broadridge Financial
Solutions
180 Varick Street, 2nd Floor	4 World Financial Center	1155 Long Island Avenue
New York, NY 10014	New York, NY 10080	Edgewood, New York 11717
Tel: (866) 718-1649	Email: dg.prospectus_	Tel: (866) 803-9204
Email: prospectus@	requests@baml.com
morganstanley.com

RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities
Attn: Equity Syndicate	Attn: Prospectus Dept.	Attn: Equity Syndicate Dept.
Three World Financial Center	299 Park Avenue	375 Park Avenue
200 Vesey Street, 8th Floor	New York, NY 10171	New York, NY 10152
New York, NY 10281-8098	Tel: (888) 827-7275	Tel: (800) 326-5897
Tel: (877) 822-4089		Email: cmclientsupport@
wellsfargo.com

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE:EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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